EXHIBIT 10.2

Zyber – Macoven Pharmaceuticals Agreement

Introduction:

An agreement (“AGREEMENT”) is made this 27th day of July, 2009 by and between Zyber Pharmaceuticals, Inc. (“Zyber”),  a Louisiana Corporation having an office at 208 East Bank Drive, Gonzales, Louisiana 70737 and Macoven Pharmaceuticals, LLC. (“Macoven Pharmaceuticals”), a Louisiana Limited Liability Company.  Zyber and Macoven Pharmaceuticals may be collectively referred to as the “Parties.”

RECITALS:

WHEREAS, Zyber currently promotes various pharmaceutical products;

WHEREAS, Macoven Pharmaceuticals also currently promotes various pharmaceutical products;

WHEREAS, Zyber desires to into an agreement with Macoven Pharmaceuticals for Macoven Pharmaceuticals to have the right to develop and sell generic pharmaceutical products based on and/or derived from Zyber’s pharmaceutical products whereby Zyber will pay Macoven Pharmaceuticals a one time development fee and all sales proceeds from Macoven Pharmaceuticals’ sales of said generic pharmaceutical products will belong to and be paid to Zyber; and

WHEREAS, Macoven Pharmaceuticals wishes to enter into an agreement with Zyber so that Macoven Pharmaceuticals can develop and sell generic pharmaceutical products based on Zyber’s pharmaceutical products whereby Macoven Pharmaceuticals will pay Zyber an administrative fee for administrative services that Zyber performs for Macoven Pharmaceuticals.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, receipts and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.
“ACTION OR PROCEEDING” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

1.2.
“APPLICABLE LAWS” means all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any government authority or court of competent jurisdiction, including, without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.),

1.3.	“PRODUCTS ” means any past, current, and/or future Zyber pharmaceutical product including, generics for Zyber brand products.

1.4.	“THIRD PARTY” means any business entities or individuals other than Zyber or Macoven Pharmaceuticals.

1.5.
“ADMINISTRATIVE SERVICES” means any acts/services performed by Zyber, its subsidiaries, affiliates, or its successor(s) in interest or any acts/services performed on behalf of Zyber that are performed for the benefit of Macoven Pharmaceuticals or any of its subsidiaries, affiliates, parents, and/or successor(s) in interest, regarding the administration, distribution, and/or management of distribution of any products sold by Macoven Pharmaceuticals under the terms of this AGREEMENT.

1.6.
“KNOW-HOW” means all product specifications; manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; expertise; skill; practices and procedures; formulae; trade secrets; confidential information; analytical methodology; processes; preclinical, clinical, stability and other data and results; market studies; and all other experience and know-how, in each case in tangible form and only to the extent related to Zyber and the PRODUCTS, whether or not patentable, together with inventions and methods (whether patentable or unpatentable and whether or not reduced to practice) and all improvements to those inventions and methods.

2.	TERMS

2.1.
Ownership:  Subject to the other terms and conditions of this AGREEMENT, Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Zyber currently owns and will retain ownership in all rights of any kind, including but not limited to intellectual property rights, trademarks, copyrights, patents, KNOW-HOW, trade secrets, and the like in all of Zyber’s current, past, and future PRODUCTS.  This AGREEMENT does not assign, transfer, convey, or change those ownership rights in any way.

2.2.
License:  Macoven Pharmaceuticals acknowledges, agrees, and understands that this AGREEMENT acts as a non-exclusive license agreement whereby for a one-time fee, discussed herein pursuant to Section 6, and for a set term, as discussed herein pursuant to Section 5, Macoven Pharmaceuticals is given the non-exclusive right to develop, market, and sell generic pharmaceutical products based on and/or derived from Zyber’s PRODUCTS.

2.3.
Marketing:  Subject to the other terms and conditions of this AGREEMENT, Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Zyber, its partners, affiliates, its subsidiaries, and/or its successors in interests, shall have the right to use any marketing materials developed by and/or for Macoven Pharmaceuticals for marketing and/or selling any products developed as a result of this AGREEMENT.

2.4.           Exclusiveness:  Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that the rights granted to Macoven Pharmaceuticals under this AGREEMENT are non-exclusive and Zyber has the right to grant the same and/or similar rights to any THIRD PARTY at Zyber’s discretion.

2.5.
Distribution:  Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Macoven Pharmaceuticals is responsible for the distribution and marketing of any products developed as a result of this AGREEMENT.  However, Zyber and Macoven Pharmaceuticals further acknowledge, agree, and understand that Macoven Pharmaceuticals can choose to pay Zyber an agreed upon fee, as discussed herein pursuant to Section 8, for Zyber to assist Macoven Pharmaceuticals by providing Administrative Services, distribution, marketing, and/or other services for the benefit of Macoven Pharmaceuticals.

3.	PRODUCT COMMERCIALIZATION

3.1.
Subject to the other terms and conditions of this AGREEMENT, Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Zyber retains complete control over the commercialization and promotion of any and all products developed, marketed, and sold as a result of this AGREEMENT.

3.2.
Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Macoven Pharmaceuticals will consult with Zyber and obtain Zyber’s consent prior to partaking in any activity that would be considered the commercialization and/or promotion of any products developed as a result of this AGREEMENT.

4.	MANUFACTURE OF PRODUCTS

4.1.	Any products developed as a result of this AGREEMENT will be manufactured at a location that is acceptable to Zyber.

4.2.
Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Zyber has the right and control to make all final approvals and/or other decisions regarding the manufacturing of any products developed as a result of this AGREEMENT.

4.3.
Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Macoven Pharmaceuticals is solely responsible for any and all payments to any manufacturer for the development and/or manufacturing of any products developed as a result of this AGREEMENT.

5.	TERM

5.1.	The initial term (“INITIAL TERM”) of this AGREEMENT is eighteen (18) months.

5.2.                 After expiration of the INITIAL TERM described in 5.1, this AGREEMENT shall automatically renew for 12 months unless Zyber chooses not to renew.  This AGREEMENT will then renew for a new 12 month term at the end of each 12 month period unless otherwise terminated by Zyber as provided for under the terms of this AGREEMENT.

5.3.
The overall term of this AGREEMENT shall commence on the __________ day of _____________, 2009, and expire after the INITIAL TERM, unless this AGREEMENT is terminated sooner by Zyber or unless this AGREEMENT is renewed pursuant to the terms and conditions hereof.

5.4.	Zyber has the right to terminate this AGREEMENT after the INITIAL TERM at will. Macoven Pharmaceuticals can only terminate this AGREEMENT with 90 days notice.

5.5.	Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Zyber must provide 30 days advance notice to Macoven Pharmaceuticals before terminating this AGREEMENT.

5.6.	Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that if both Zyber and Macoven Pharmaceuticals agree to terminate this AGREEMENT, then this AGREEMENT may be terminated at anytime.

6.	PAYMENTS BY ZYBER TO MACOVEN PHARMACEUTICALS

6.1.
Zyber agrees to pay to Macoven Pharmaceuticals a one time development and service fee (“DEVELOPMENT FEE”) of One Million Five Hundred Thousand and 00/100 ($1,500,000.00) for developing, promoting, commercializing, marketing, and selling any pharmaceutical products that are based on and/or derived from Zyber’s PRODUCTS.  This development and service fee will be paid in full or partial payments within 10 days of a request in writing by Macoven Pharmaceuticals.  Zyber can deduct this payment from credit that Zyber has with Macoven.

6.2.
Upon execution of this AGREEMENT by the Parties, Zyber agrees to pay Macoven Pharmaceuticals Twenty Thousand and 00/100 ($20,000.00) dollars representing payment of a portion of the DEVELOPMENT FEE set forth in section 6.1 of this AGREEMENT.  If for any reason, this AGREEMENT terminates during the first SIX (6) months, then Macoven Pharmaceuticals acknowledges, agrees, and understands that Zyber is only required to pay Macoven Pharmaceuticals one-third (1/3) or thirty-three percent (33%)  of the DEVELOPMENT FEE.

6.3.
Zyber agrees to pay Macoven Pharmaceuticals the full DEVELOPMENT FEE by the end of the INITIAL TERM, unless the AGREEMENT is terminated prior to the expiration of the INITIAL TERM.  In the event that this AGREEMENT is terminated prior to the INITIAL TERM, payment will be governed by Section 6.4 of this AGREEMENT.

6.4.	In the event of a termination of this AGREEMENT prior to the INITIAL TERM, Zyber will be responsible for paying Macoven Pharmaceuticals a percentage of the DEVELOPMENT FEE based upon the number of months that this AGREEMENT has been in effect (“PARTIAL DEVELOPMENT FEE”).

7.	PAYMENTS BY MACOVEN PHARMACEUTICALS TO ZYBER/ OWNERSHIP OF SALES

7.1.	Macoven Pharmaceuticals acknowledges, agrees, and understands that all proceeds up to 1.5 million dollars during the initial term will be the sole and exclusive property of Zyber.

7.2.
Macoven Pharmaceuticals acknowledges, agrees, and understands that any and all payments submitted to Macoven Pharmaceuticals and/or any of its affiliates, employees, officers, directors, agents, subsidiaries, or successors, from any THIRD PARTIES for any orders of any products developed as a result of this AGREEMENT and placed after the execution of this AGREEMENT are the exclusive property of Zyber.

7.3.
Macoven Pharmaceuticals acknowledges, agrees, and understands that at the time of termination of this AGREEMENT for any reason, any outstanding invoices and accounts receivables relating to the sale of any products developed as a result of this AGREEMENT will be the exclusive property of and belong to Zyber.  Macoven Pharmaceuticals hereby assigns to Zyber full ownership of any accounts receivables and outstanding invoices relating to sales of any products developed as a result of this AGREEMENT.

7.4.
Macoven Pharmaceuticals acknowledges, agrees, and understands that it is responsible for any and all costs and fees, including but not limited to attorney’s fees, incurred and/or associated with collecting any sales proceeds associated with the sale of any products developed as a result of this AGREEMENT.  Macoven Pharmaceuticals acknowledges and agrees that it will reimburse Zyber for any costs and/or fees, including but not limited to attorney’s fees, incurred and/or expended by Zyber in collecting sales proceeds associated with the sale of any products developed as a result of this AGREEMENT.

7.5.	Macoven Pharmaceuticals agrees to forward all payments due Zyber pursuant to the terms of Sections 7.1 to 7.4 to Zyber on at least the 15th and 30th of each month

8.	PAYMENT FOR ZYBER’S ADMINISTRATIVE SERVICES

8.1.
Zyber and Macoven Pharmaceuticals acknowledge, agree, and understand that Macoven Pharmaceuticals will pay Zyber ten percent (10%) of net profit for Zyber providing ADMINISTRATIVE SERVICES and managing all of Macoven Pharmaceuticals generic products.

9.	MISCELLANEOUS

9.1.	The scope of this AGREEMENT shall include all pages of this AGREEMENT along with any and all attachments and/or exhibits.
9.2.	All notices to be given under this AGREEMENT shall be in writing and shall be deemed to be fully given by a party when sent by certified or registered mail, postage prepaid, or by reputable overnight carrier to the other party at the respective address shown below or to such other address as a party hereto shall supply to the other in writing:

If to Zyber: Zyber Pharmaceuticals, Inc. 208 East Bank Drive Gonzales, Louisiana 70737 Attention: Cooper Collins	If to Macoven Pharmaceuticals : Macoven Pharmaceuticals, LLC . COOPER NEED ADDRESS Attention: Mike Venters

9.3.
All terms and provisions of this AGREEMENT shall survive any change of control for both Zyber and Macoven Pharmaceuticals.  In addition all terms and provisions of this AGREEMENT shall apply to any change of ownership for both Zyber and Macoven Pharmaceuticals.

9.4.	This AGREEMENT may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.	CONFIDENTIALITY

10.1.
Confidential Information.  Each party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the other party in connection with the performance of the services required by this AGREEMENT.  For the purposes of this AGREEMENT, “Confidential Information” shall mean any information of the disclosing party or any affiliate thereof, which gives the disclosing party an advantage over its competitors who do not possess such information and constitutes valuable trade secrets and proprietary data which was revealed to the receiving party as a result of entering into or performing its obligations under this AGREEMENT, including but not limited to, information which relates to the PRODUCTS, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information.  Confidential Information shall not include any information that:

10.1.1.	was known to the receiving party prior to the date of this AGREEMENT, without an obligation to keep it confidential;

10.1.2.	was lawfully obtained by the receiving party from a third party without any obligation of confidentiality;

10.1.3.	is, at the time of disclosure, in the public knowledge;

10.1.4.	becomes part of the public knowledge after disclosure by publication or otherwise except by breach of this AGREEMENT;

10.1.5.	is developed by the receiving party independently by persons who did not have access to the Confidential information and apart from this AGREEMENT.

10.1.6.	is otherwise knowledge possessed by the receiving party or its employees as the result of their industry experience or education.

10.2.
The receiving party shall keep all Confidential Information in confidence and shall not, at any time during or for a period of five (5) years from the termination of this AGREEMENT, without the disclosing party’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of Confidential Information to anyone other than its employees (and its legal counsel and consultants provided they are bound by similar obligations of confidentiality) who need to know the same in connection with fulfilling the purposes of this AGREEMENT.  The receiving party shall use the Confidential Information only in connection with fulfilling the purposes of this AGREEMENT and for no other purpose.  Each party shall inform its employees of the trade secret, proprietary and confidential nature of the Confidential Information.

10.3.
Extraordinary Relief.  Any violation by either Zyber or Macoven Pharmaceuticals of its obligations pursuant to the confidentiality provisions herein shall not be adequately compensable by monetary damages and the non-violating party shall be entitled to an injunction order or other appropriate decree specifically enforcing such party’s obligations pursuant to the confidentiality provisions of this AGREEMENT.  The rights granted by this Section 10.3 are in addition to all other remedies and rights available at law or in equity.

10.4.	Upon termination of this AGREEMENT, each party will return the other party’s Confidential Information which is under its control or in its possession.

11.	ENFORCEMENT, RENEWAL, TERMINATION, AND/OR GENERAL

11.1.
This AGREEMENT shall be governed by, and interpreted under, the laws of the State of Louisiana without giving effect to the conflicts of laws principles.  In the event of a dispute(s), claim(s) or matter(s) in question of any kind whatsoever arising out of or related or collateral to the provisions and/or subject matter of this AGREEMENT or the breach thereof, it is agreed that the parties to this AGREEMENT will attempt to resolve such dispute(s), claim(s) or other matter(s) in question amicably by informal discussions and negotiations within a seven (7) day period.  All dispute(s), claim(s) or other matter(s) in question that can not be settled by negotiations among the parties within such time shall upon demand of, and at the election of Zyber be submitted by the parties to arbitration to take place in the state of Louisiana.

11.2.
In the event that arbitration is not elected by Zyber, then any dispute(s), claim(s), controversy, or other matter(s), shall be resolved without a jury in a court located in the State of Louisiana.  The parties consent to jurisdiction in such courts, waive any objection to such venue and waive trial by jury.  The parties stipulate and agree that any judgment relating to this AGREEMENT which is entered in a court in the State of Louisiana shall be binding throughout the world.  Legal Process may be served on either party by Certified Mail, Return Receipt Requested or any other method permitted by the rules of the Court in which an action is commenced.

11.3.	In the event that this matter proceeds to arbitration or litigation, the prevailing party shall be entitled to collect reasonable attorney’s fees for the arbitration and/or litigation.

11.4.
In the event that any provision of this AGREEMENT shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful.  To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

11.5.
The obligations of the parties under this AGREEMENT shall be binding upon their legal assigns and successors, but this AGREEMENT may not be assigned by a party to this AGREEMENT to a THIRD PARTY except with the prior written consent of the other party.

11.6.              Either party shall have the right, but not the obligation, to terminate this AGREEMENT upon (thirty) 30 days written notice after the occurrence of a material breach of this AGREEMENT.  Such termination shall be without prejudice to any other right or remedy of the Parties, including, but not limited to, the right to damages and/or equitable relief and/or to remedy any material breach of this AGREEMENT.

12.	REPRESENTATIONS AND WARRANTIES

12.1.	Macoven Pharmaceuticals and Zyber represent and warrant that they have the right and authority to enter into this AGREEMENT with one another.

12.2.
This AGREEMENT (and any Exhibits attached hereto) supersedes all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contain the sole and entire agreement among the Parties with respect to the subject matter hereof.

12.3.
Macoven Pharmaceuticals represents and warrants that there are no Actions or Proceedings pending, threatened or reasonably anticipated against Macoven Pharmaceuticals or its Affiliates that relate to (a) pharmaceutical products currently or previously sold by Macoven Pharmaceuticals; (b) this Agreement; or (c) the transactions contemplated by this Agreement.  Macoven Pharmaceuticals is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Macoven Pharmaceuticals to perform its obligations hereunder.

12.4.	Paragraph/Section headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms of provisions of this AGREEMENT.

12.5.
No waiver of any provision of this AGREEMENT will be considered unless it is in a signed writing, and no such waiver will constitute a waiver of any other provision(s) or of the same provision on another occasion.

13.	INDEMNIFICATION

13.1.
Indemnification by Macoven Pharmaceuticals .  Macoven Pharmaceuticals  shall defend, indemnify and hold Zyber, its affiliates, subsidiaries, successors, directors, officers, employees and agents harmless from and against any and all claims, suits, actions, damages, assessments, interest charges, penalties, costs or expenses, including reasonable attorney’s fees (collectively, the “Indemnified Amounts,”) arising out of (a) the material breach by Macoven Pharmaceuticals of any of its obligations, representations or warranties under this AGREEMENT, including, without limitation, Macoven Pharmaceuticals’ failure to submit payments to Zyber pursuant to Sections 7 and 8 of this AGREEMENT, (b) a negligent or willful act or omission on the part of Macoven Pharmaceuticals (including any employee or agent of Macoven Pharmaceuticals), (c) any federal or state claims or assessment for nonpayment or late payment by Macoven Pharmaceuticals of any tax or contribution based on compensation or other benefits owed to any employees of Macoven Pharmaceuticals, including, without limitation, a claim or assessment that Zyber should have withheld any amounts related thereto, (d) requests by Macoven Pharmaceuticals or by third parties (in connection with a claim against Macoven Pharmaceuticals ) pursuant to a subpoena or court order for the production by Zyber of documents or any other materials or to interview, depose and/or elicit testimony from Zyber employees on any matters related to or involving this AGREEMENT, including, but not limited to, the ADMINISTRATIVE SERVICES, (e) any violation by Macoven Pharmaceuticals of any and all APPLICABLE LAWS of any governmental body having jurisdiction over the exercise of rights under this AGREEMENT, or (f) any misuse or misappropriation of any products distributed by Macoven Pharmaceuticals.

14.	INSURANCE

14.1.
Macoven Pharmaceuticals Insurance Coverage Required.  During any term of this AGREEMENT, and with respect to liability hereunder for any post termination period during which a claim could be asserted against Macoven Pharmaceuticals, up to 5 years after termination, Macoven Pharmaceuticals shall maintain at its sole expense insurance coverage as follows:

14.1.1.	Product liability insurance with respect to any products developed as a result of this AGREEMENT with coverage limits of not less than $5 million per occurrence and $5 million in the aggregate; and

14.1.2.	Commercial General Liability insurance including with a combined single limit of $1,000,000, minimum liability of $1,000,000 each occurrence and $2,000,000 in the aggregate.

14.1.3.
The foregoing insurance shall be maintained with responsible carriers and their terms of coverage shall be evidenced by certificates of insurance to be furnished by Macoven Pharmaceuticals to Zyber within 30 days of the date of this AGREEMENT.  Such certificates of insurance shall provide that at least 30 days’ written notice shall be given to Zyber prior to cancellation or modification of any of the material terms of coverage of any policy.

15.	FORCE MAJEURE

15.1.
Neither party shall be deemed to have breached this AGREEMENT or to be liable for any damages caused by failure to perform or by delay in rendering performance hereunder arising out of any occurrence or contingency beyond its reasonable control, including but not limited to, (a) flood, earthquake, hurricane, fire, war, strikes, labor unrest, riot, civil commotion, power or communication line failure, computer equipment failure or operational failure, (b) failure of independent contractors under agreement with Zyber to perform or (c) prohibition(s) or restriction(s) imposed by applicable regulatory authority, the judgment, ruling or order of a court or agency of competent jurisdiction, or the enactment of or change in any law or regulation.

Zyber, Inc. By: Cooper Collins	Macoven Pharmaceuticals, LLC. By: Mike Venters
/s/ Cooper Collins	/s/ Mike Venters
Name: Cooper Collins	Name: Mike Venters
Title: President	Title: President

Date: July 27, 2009	Date: July 27, 2009